UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2012

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PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

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Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Heron Creek Towne Center

On December 17, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center known as Heron Creek Towne Center (“Heron Creek”) for approximately $8.7 million, exclusive of closing costs. The Company funded the purchase price with proceeds from the Company’s ongoing public offering.  Heron Creek contains 64,664 rentable square feet and is located on approximately 10.2 acres of land in North Port, Florida.

Heron Creek is approximately 90.4% leased to 11 tenants. The largest tenant at Heron Creek is a Publix grocery store, which occupies approximately 68.5% of the rentable square feet at Heron Creek.  The current aggregate annual effective rent for the tenants of Heron Creek is approximately $650,000 and the current weighted-average remaining lease term for the tenants is approximately 6.4 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $11.20 per square foot.

Based on the current condition of Heron Creek, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that Heron Creek is adequately insured.

Press Release

On December 18, 2012, the Company issued a press release announcing its acquisition of Heron Creek.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits

99.1   Press Release dated December 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 18, 2012	By:	/s/ R. Mark Addy__________
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.                                 Description

Ex. 99.1                                       Press Release dated December 18, 2012